CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement on Form S-8 for Time Warner Inc. related to the Time Warner Inc. 1994 Stock Option Plan and the Time Warner 1997 Stock Option Plan and the prospectuses related thereto.



                              ARTHUR ANDERSEN LLP




Stamford, Connecticut
May 15, 1997